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                                                                    EXHIBIT 10.7

                              McKESSON HBOC, INC.
                               SUPPLEMENTAL PSIP
                               -----------------

A.  PURPOSE
    -------

    This Plan is established to allow certain Company executives to elect to defer compensation which cannot be deferred under the McKesson HBOC, Inc. Profit Sharing Investment Plan ("PSIP") because of limitations of tax laws or participation in DCAP II, and to provide for a Company Match on those deferrals at a rate equivalent to the PSIP's "Matching Employer Contribution".

B.  ERISA PLAN
    ----------

    This Plan is an unfunded deferred compensation program for a select group of management employees of the Company. The Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3, and 4 of Title I of ERISA.

C.  PARTICIPATION
    -------------

    1.   Eligibility to Participate.  The Administrator may, at his discretion,
         --------------------------
and at any time, and from time to time, select Company executives who may elect to participate in this Plan ("Eligible Executives"). Selection of Eligible Executives may be evidenced by the terms of the executive's employment contract with the Company, or by inclusion among the persons specified in writing by the Administrator. Participants in DCAP II who elect to defer compensation under that plan shall be automatically eligible to participate in and shall constitute Eligible Executives under this Plan. The Administrator may, at his discretion, and at any time, and from time to time, provide that executives previously designated by him are no longer Eligible Executives.

         If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in the Plan until all amounts credited to his or her Account prior to such determination are paid out under the terms of the Plan (or until death, if earlier).

    2.   Election to Participate by Eligible Executives and Deferral Election.
         --------------------------------------------------------------------
Each Eligible Executive may become a Participant in the Plan by electing to defer Compensation in accordance with the terms of this Plan. However, no Eligible Executive shall defer any Compensation under this Plan for the first Plan Year in which the Eligible Executive becomes eligible to make deferrals under this Plan unless his "Basic Contributions" under the PSIP made with respect to Compensation earned before November 1 of the Plan Year are limited by Code Sections 402(g) or 401(a)(17) or are reduced due to deferral of Compensation under DCAP II. If the Eligible Executive's "Basic Contributions" under the PSIP are not so limited by November 1 of the first Plan Year in which the Eligible Executive becomes eligible to elect deferrals under this Plan, then the Eligible Executive's deferral election for that Plan Year shall be void. An

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election to defer shall be in writing and shall be made at the time and in the form specified by the Administrator. As a condition of electing to defer Compensation under this Plan for a Plan Year, the Eligible Executive shall agree not to change (either by increasing or decreasing) the rate at which the Eligible Executive's compensation is reduced under Section III(2) of the PSIP to make "Basic Contributions" under PSIP. On electing to defer Compensation under this Plan, the Eligible Executive shall be deemed to accept all other terms and conditions of this Plan.

    All elections to defer amounts under this Plan shall be irrevocable and shall be made pursuant to an election executed and filed with the Administrator before the amounts so deferred are earned. Once such an election is made, the Eligible Executive may alter the timing of receipt of amounts deferred under the Plan, provided that such alteration is made at least one year prior to the earliest date the Eligible Executive could have received distribution of such amounts under a previous election and does not provide for the receipt of such amounts earlier than one year from the date of the alteration. All elections to defer 1989 Compensation shall apply only to Compensation earned after the election is filed with the Administrator and shall be executed and filed with the Administrator no later than July 30, 1989. An election to defer Compensation earned in later Years shall be made prior to the beginning of any such Year. However, if an executive becomes an Eligible Executive after the beginning of a Year, he may make an election to defer Compensation for that Year no later than 30 days after the date he becomes an Eligible Executive, and such election shall apply only to Compensation earned after the election is filed with the Administrator.

    3.   Relation to Other Plans.
         -----------------------

         (a) DCAP and DCAP II.  An Eligible Executive may participate in this
             ----------------
Plan and may also participate in the McKesson HBOC, Inc. Deferred Compensation Administration Plan ("DCAP") and the McKesson HBOC, Inc. Deferred Compensation Administration Plan II ("DCAP II"). However, no amounts may be deferred under this Plan which have been deferred under the DCAP or DCAP II or any other plan of the Company.

         (b) Other Plans.  For all other benefit programs maintained by the
             -----------
Company, amounts deferred by an Eligible Executive under this Plan shall, to the extent relevant, be treated in the same manner as amounts deferred under the DCAP and DCAP II, including, but not limited to, the definition of "Average Final Compensation" under the Executive Benefit Retirement Plan.

D.  AMOUNTS OF DEFERRAL
    -------------------

    1.   PSIP Supplement.  This Plan allows an Eligible Executive to defer
         ---------------
Compensation, and receive credit for a Company Match, to the extent that such deferrals (and corresponding Company Match) cannot be made under the PSIP because of the limitations in Code Section 402(g) (limiting annual elective deferrals under the PSIP to $7,000, as adjusted from time to time under the
Code), Code Section 401(a)(17) (limiting the amount of annual compensation to be taken into account under the PSIP to $150,000, as adjusted from time to time under the Code), or

                                                                          Page 2
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to the extent such deferrals cannot be made under the PSIP because of the
Eligible Executive's participation in DCAP II.

    2.   Amount of Deferrals.  As illustrated in Appendix A, an Eligible
         -------------------
Executive may elect to defer under this Plan up to an amount equal to (a) minus
(b), where:

         (a) is the maximum rate of deferral for "Basic Contributions" under the PSIP multiplied by the Eligible Executive's Compensation, and

         (b) is the maximum amount that the Eligible Executive is able to defer as a "Basic Contribution" under the PSIP, taking into account the limits of Code Sections 402(g) and 401(a)(17) and the exclusion of Compensation deferred under DCAP II.

E.  COMPANY MATCH
    -------------

    1.   Eligibility for Match.
         ---------------------

         (a) For any Year, a Company Match shall be credited only to the Accounts of Eligible Executives who actually defer Compensation under this Plan for such Year and who are employed by the Company on March 31 following such Year.

         (b) The requirement of employment on March 31 shall not apply to any Eligible Executive who terminates his employment with the Company (i) on or after attaining age 55 and completing ten "Years of Service" under the PSIP,
(ii) due to retirement under the terms of the McKesson HBOC, Inc. Retirement Plan, (iii) on or after attaining age 65, or (iv) due to permanent and total disability as determined under the PSIP. In this case, any Company Match for the year of such Eligible Executive's termination of employment shall not be credited to an Account hereunder but shall be paid (to the extent vested) in a single sum to him or his beneficiaries as soon as practicable after the amount of that match is determined by the Company.

         (c) Amount of Match.  The amount of the Company Match credited to the
             ---------------
Account of an Eligible Executive who is a Participant for any Year shall be a percentage of the Eligible Executive's deferrals under this Plan for the Year. This percentage shall be the same percentage as the "Matching Employer Contribution" (as defined in the PSIP) percentage that would have been credited to the Eligible Executive's PSIP account if his deferrals under this Plan had been made under the PSIP. In determining this amount, the Administrator shall take into account, as illustrated in example 3 in Appendix A, the different "Matching Employer Contribution" rates that may apply under PSIP during a Plan Year.

F.  PAYMENT OF DEFERRED COMPENSATION
    --------------------------------

    1.   Book Account and Interest Credit.  Both Compensation deferred by a
         --------------------------------
Participant and any Company Match for the benefit of a Participant shall be credited to a separate bookkeeping account maintained for such Participant (the "Account"). Earnings shall be credited

                                                                          Page 3
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to each Account (both on the Participant's deferrals and on any Company Match credited to his Account hereunder) at a rate equal to the amount earned during that same period by amounts invested under the PSIP's Guaranteed Principal and Interest investment option. Interest shall be credited to each Account as of the end of each month.

    2.    Vesting.
          -------

          (a) A Participant shall be 100% vested at all times in the value of his elective deferrals and earnings thereon credited to his Account.

          (b) A Participant shall vest in the amounts of Company Match and earnings thereon credited to his Account at the same time and in the same manner as if these amounts were "Matching Employer Contributions" under the PSIP and if the rules of the PSIP concerning vesting applied to such amounts. For this purpose, any Company Match shall be deemed to be credited to an Account as of March 31 with respect to which such Company Match is determined. Any amounts that would be forfeited under the rules of the PSIP applicable to "Matching Employer Contributions" under that plan shall be forfeited hereunder. Any forfeiture under this Plan of any portion of the Company Match credited to a Participant's Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

    3.    Election of Methods of Payment.  A Participant shall elect in writing,
          ------------------------------
and file with the Administrator, a method of payment of benefits under this Plan from the following methods based upon the nature of the Payment Event. Subsequent elections by the Participant to change the method of payment shall supersede all prior elections and shall apply to the Participant's entire Account.

          (a) If the Payment Event is due to the Participant's retirement, permanent and total disability as defined under the PSIP, or because the Participant is an Employee of a subsidiary that ceases to be a Company, the Participant may choose one of the following payment methods:

               (i) Payment of the vested amounts credited to the Participant's Account in any specified number of approximately equal annual installments, not in excess of the number of whole years remaining of the Participant's life expectancy, determined as of his or her Payment Event and based upon the mortality tables then in use under the McKesson HBOC, Inc. Retirement Plan, the first installment to be paid at a designated interval following the Payment Event.

               (ii) Payment of the vested amounts credited to the Participant's Account in a single lump sum upon the occurrence of the Payment Event.

          (b) If the Payment Event occurs as a result of the termination of the Participant's employment with the Company, and such termination is not due to the Participant's death or one of the Payment Events described above, payment of the vested amounts credited to the

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Participant's Account shall be made in a single lump sum upon the occurrence of the Payment Event.

               (If any Company Match is payable under Section E.1.b. hereunder, that amount may be paid separately and at a later date as provided in such section.)

    4.   Date Payment Occurs.  Payment shall be made as soon as practicable
         -------------------
after the earliest Payment Event occurs.

G.  BENEFITS ON DEATH
    -----------------

    1.   Death Prior to Distribution.  If a Participant dies before distribution
         ---------------------------
of the vested amounts credited to his or her Account, such distribution shall be paid to his or her Beneficiary in one of the following forms of benefit, as elected by the Participant.

         (a) in a single lump sum as soon as practicable after the death of the Participant;

         (b) in a specified number of approximately equal annual installments, not in excess of ten (10) annual installments.

    2.   Death After Distribution Has Begun.  If a Participant has elected to
         ----------------------------------
receive the vested amounts credited to his or her account in installments, and dies after payment of such installments has begun, the Beneficiary designated by the Participant shall receive any remaining installments on an annual basis, in the same manner as the Participant would have received the installments.

    3.   Designation of Beneficiary.  A Participant may designate any person or
         --------------------------
entity as his or her Beneficiary, but may not designate more than one person or any person that is not a natural person without the approval of the Administrator. Designation shall be in writing and shall become effective only when filed with (and, if appropriate, approved by) the Administrator. Such filing must occur before the Participant's death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with (and, if appropriate, approved by) the Administrator. If the Participant is married, any Beneficiary designation which does not designate the Participant's spouse to receive at least one-half of the Participant's Account shall only become effective when approved in writing by the Participant's spouse.

         If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator's procedures or the person designated by the Participant is not living at the time the distribution is to be made, then his or her Beneficiary shall be his beneficiary under the PSIP.

H.  SOURCE OF PAYMENT
    -----------------

    Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any

                                                                          Page 5
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obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company.

I.  MISCELLANEOUS
    -------------

    1.   Withholding.  Each Participant and Beneficiary shall make appropriate
         -----------
arrangements with the Company for the satisfaction of any federal, state, or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

    2.   No Assignment.  The benefits provided under this Plan may not be
         -------------
alienated, assigned, transferred, pledged, or hypothecated by any person, at any time. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

    3.   Applicable Law; Severability.  The Plan hereby created shall be
         ----------------------------
construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

    4.   No Right to Continued Employment, Etc.   Neither the establishment or
         --------------------------------------
maintenance of the Plan nor the crediting of any amount to any Participant's Account, nor the designation of an executive as an Eligible Executive, shall confer upon any individual any right to be continued as an employee of the Company or shall affect the right of the Company to terminate any executive's employment or change any terms of his employment at any time.

J.  ADMINISTRATION OF THE PLAN
    --------------------------

    1.   In General.  The Plan Administrator shall be the Senior Vice President,
         ----------
Human Resources and Administration of the Company. If the Senior Vice President, Human Resources and Administration is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Compensation Committee shall have authority and responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Compensation Committee shall be final and binding on all parties who have or claim any interest in the Plan.

    2.   Elections and Notices.  All elections and notices made under this Plan
         ---------------------
shall be in writing and filed with the Administrator at the time and in the manner specified by him or her. All elections to defer under this Plan shall be irrevocable.

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K.  AMENDMENT OR TERMINATION OF THE PLAN
    ------------------------------------

    A majority of the Outside Directors may at any time, and from time to time, amend the Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under the Plan. A majority of the Outside Directors may increase or decrease the interest rate credited to Compensation previously deferred but the rate shall not be reduced for periods prior to such action. A majority of the Outside Directors may at any time terminate the Plan; thereupon all amounts credited to the Participant's Account for periods preceding the termination date, plus interest credited thereon, shall promptly be paid, on termination, in single sums to the respective Participants or Beneficiaries entitled thereto.

L.  DEFINITIONS
    -----------

    For purposes of the Plan, the following terms shall have the meanings indicated:

    1.   "Account" means the Account specified in Section F.1.

    2.   "Administrator" shall mean the person specified in Section J.1.

    3.   "Beneficiary" shall mean the person or entity described by Section G.3.

    4. "Board" shall mean the Board of Directors of McKesson HBOC, Inc., a Delaware corporation.

    5.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

    6. "Company" shall mean McKesson HBOC, Inc., a Delaware corporation, and any subsidiary in which it owns at least 50% of the issued and outstanding stock.

    7. "Company Match" shall mean, with respect to a Plan Year, the amount credited to the Account of an Eligible Employee in accordance with Section E.

    8. "Compensation" shall mean, "Compensation" as defined in Section 17.17 of the PSIP; provided, however, that Compensation for purposes of this Plan will be based on the Plan Year of this Plan; further provided that Compensation for purposes of this Plan will be determined without regard to the limit of Section 401(a)(17) of the Code.

    9. "Compensation Committee" shall mean the Compensation Committee of the Board.

    10.  "DCAP" shall mean the McKesson HBOC, Inc. Deferred Compensation Plan.

    11. "DCAP II" shall mean the McKesson HBOC, Inc. Deferred Compensation Administration Plan II.

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    12.  "Eligible Executive" shall mean an employee of the Company who is eligible to participate in this Plan under Section C.

    13. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    14. "Outside Directors" shall mean those members of the Board who are not employees of the Company and who have not deferred under this Plan Compensation earned as an employee.

    15. "Participant" shall be any Company executive for whom amounts are credited to an Account under this Plan. Upon his or her death, his or her Beneficiary shall be a Participant until all amounts are paid out of his or her Account.

    16.  "Payment Event"

         (a) For any Participant shall mean the earliest of the following: retirement from the Company, death, other termination of employment with the Company, or permanent and total disability as determined under the PSIP. If a subsidiary of McKesson HBOC, Inc. ceases to be a Company, and the Participant is employed by that subsidiary, he shall be treated as having terminated his employment with the Company upon such event.

         (b) With respect to every Participant who has so elected, Payment Event also shall mean a Change in Control as defined in DCAP II.

    17.  "Plan" shall mean the McKesson HBOC, Inc. Supplemental PSIP.

    18.  "Plan Year" or "Year" shall mean the calendar year.

    19. "PSIP" shall mean the McKesson HBOC, Inc. Profit-Sharing Investment Plan, as amended from time to time.


Executed effective as of January 27, 1999.

McKESSON HBOC, INC.


By  __________________________________________________
    E. Christine Rumsey
    Senior Vice President, Human Resources and Administration

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                                  APPENDIX A
                                  ----------

                       Examples of Deferrals Under Plan
                       --------------------------------


The following illustrate the extent to which a Participant could make deferrals under this Plan. The examples assume that the applicable deferral limit under
Section 402(g) of the Code is $7,000 and that the applicable compensation limit under section 401(a)(17) of the Code is $150,000.

1.  Example 1
    ---------

    E's Compensation for the Plan Year is $150,000. At all times during the Plan Year E has elected to make Basic Contributions under PSIP at the rate of 6% of his Compensation. Because of section 402(g) of the Code, E may only defer $7,000 under PSIP during the Plan Year instead of $9,000 (i.e., .06 X $150,000). Accordingly, E may defer $2,000 for the Plan Year under the Plan (i.e., $9,000 - $7,000).

    The Matching Contribution under PSIP for the PSIP plan year in which E's
deferrals are made under this Plan is 50%.   Accordingly, E's Account will be
credited with a Company Contribution of $1,000 (i.e., .50 X $2,000).

2.  Example 2
    ---------

    E's Compensation is $250,000. E elects to make Basic Contributions under PSIP at the rate of 2% of his Compensation. Section 402(g) of the Code would not limit E's Basic Contributions (2% of $250,000 equals $5,000), even in the absence of any compensation limit. However, because section 401(a)(17) of the Code limits the amount of E's compensation which may be considered by PSIP to $150,000, E's Basic Contributions for the year are limited to $3,000 (2% of $150,000). Accordingly, E may defer $2,000 (2% of his Compensation in excess of $150,000) into this Plan. This deferral will then be eligible for a Company Match based on the PSIP's "Matching Employer Contribution" for the PSIP plan year ending March 31.

3.  Example 3
    ---------

    In December, 1990, E elects to defer 6% of his Compensation under this Plan, less the maximum available under PSIP. For the period from January 1 to March 31, 1991, E earns $100,000 in Compensation. For the PSIP plan year ending on March 31, 1991, E has elected to make Basic Contributions under PSIP at a rate of 5% of his Compensation and E defers $5,000 (.05 X $100,000) under the PSIP for that period. Because the 402(g) limits apply on a calendar year basis, E defers nothing under this Plan for this period.

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    From April 1 through December 31, 1991, E earns $300,000 in Compensation.
Because of section 402(g), only $2,000 in Basic Contributions are contributed to PSIP for E during this period.

    Because of E's prior irrevocable election, E defers $15,600 under this Plan (i.e., 6% of $260,000). ($260,000 is the difference between E's $400,000 compensation and $140,000 which is the Compensation level at which the $7,000 402(g) limit is reached deferring at a rate of 5% under PSIP.)

    For the PSIP plan year ending March 31, 1991, the "Matching Employer Contribution" percentage under PSIP is 60% but that percentage decreases to 50% for the PSIP plan year ending March 31, 1992.

    Because all $15,600 of E's deferrals under this Plan for the Plan Year ending December 31, 1991 were made with respect to Compensation earned after March 31, 1991, the Company Match is based on the PSIP's "Matching Employer Contribution" percentages for the PSIP plan year ending March 31, 1992. Accordingly, the Company Match is $7,800 (i.e., .50 X $15,600).

Example 4
---------

    E's Compensation for the Plan Year is $96,000, including a bonus of $16,000. E is making Basic Contributions to PSIP at a rate of 6%. As a participant in DCAP II, E elects to defer $10,000 of his bonus. Because the $10,000 does not meet the definition of Compensation under the PSIP, E is prevented from deferring $600 (6% of $10,000) into the PSIP. Therefore, that $600 is automatically deferred into this Plan. This deferral will then be eligible for a Company Match based on the PSIP's "Matching Employer Contribution" percentage for the PSIP Plan Year ending March 31.